Exhibit 99.1
Medtronic Media Contacts:
Jeff Warren, Investor Relations, 763-505-2696
Marybeth Thorsgaard, Public Relations, 763-505-2644
Yvan Deurbroeck, Public Relations, (+41 21) 802-7574
Diversified Business Portfolio Helps Medtronic Report
Strong First Quarter Earnings Per Share
•	Reported earnings of $599 million and diluted EPS of $0.51 grew 87% and 96%, respectively over the prior year’s quarter.
•	Diluted EPS of $0.55 grew 15% after adjusting for certain charges and including stock option expense in both years.
•	Revenue of $2.897 billion grew 8%.
•	Double digit revenue growth in the Spinal, Vascular, Neurological and Diabetes businesses helped offset weakness in the U.S. implantable cardioverter defibrillator (ICD) market.
MINNEAPOLIS — August 22, 2006 — Medtronic, Inc. (NYSE:MDT) today announced financial results for its first quarter of fiscal year 2007 ended July 28, 2006.
Medtronic recorded first quarter fiscal year 2007 revenue of $2.897 billion, an 8 percent increase over the $2.690 billion in the first quarter of fiscal year 2006. Foreign currency translation had a positive impact of $6 million this quarter. As reported, first quarter fiscal year 2007 net earnings were $599 million, or $0.51 per diluted share, as compared to net earnings of $321 million, or $0.26 per diluted share for the same period last year, representing growth of 87 percent and 96 percent, respectively. Adjusted first quarter 2007 net earnings were $639 million, or $0.55 per diluted share, as compared to adjusted net earnings of $584 million, or $0.48 per diluted share for the same period last year, representing an increase of 9 percent and 15 percent, respectively. As detailed in the attached table, adjusted net earnings for these periods (1) excludes the impact of a certain litigation charge of $40 million in first quarter 2007, (2) excludes the impact of purchased in-process research and development (IPR&D) charges of $295 million in the first quarter 2006 and (3) includes incremental SFAS No. 123(R) stock-based compensation expense of $32 million in first quarter 2006.
“Strong performances in Medtronic’s Spinal, Vascular, Neurological and Diabetes businesses helped offset weakness in the U.S. implantable defibrillator market during the quarter,” said Art Collins, Medtronic chairman and chief executive officer. “We are encouraged by the strength of our new product pipeline, and we continue to make investments in R&D, market development and operating infrastructure to support future growth.”
Cardiac Rhythm Disease Management Business
Cardiac Rhythm Disease Management (CRDM) reported first quarter revenue of $1.250 billion, representing a decrease of 1 percent over the same period last fiscal year.

ICD revenue of $673 million was down 6 percent, driven principally by a decline in the growth of the U.S. ICD market. The Company believes the ICD market remains significantly under penetrated and that several factors contributed to last quarter’s unanticipated decline. Medtronic expects the ICD market to reaccelerate as a result of a number of initiatives it is undertaking to both increase market share and spur market growth in the U.S. ICD market.
ICD revenue outside the United States was strong, growing 21 percent over the prior year quarter and Medtronic’s worldwide market share for ICDs was flat over the same period last fiscal year. Worldwide pacing revenue of $460 million grew 3 percent. Worldwide market share for pacemakers was up over 2 percentage points. Medtronic’s Emergency Response Systems business reported revenue of $101 million, a 16 percent revenue increase over the same period last fiscal year.
CRDM quarterly highlights include:
•	The Concerto™ and Virtuoso™ line of ICDs were commercially launched in Europe and in the U.S. These are Medtronic’s first devices with wireless telemetry, enabling remote communication between the implanted device and programmers in a clinician’s office and at implant, or between the device and a patient home monitor.
•	The company launched a multi-center clinical trial to determine the safety, efficacy and functionality of the Chronicle® ICD when used in heart failure patients indicated for ICD therapy. The trial involves approximately 850 patients with mild-to-moderate heart failure at up to 75 sites in the U.S.
•	The Medtronic Carelink® Network, available on both pacing and ICD platforms, continued to expand to nearly 1,000 clinics monitoring over 80,000 patients in the U.S.
•	Adapta™, Versa™ and Sensia™ pacemakers all received FDA approval this fiscal quarter and were launched in August. These pacemakers provide physiologic pacing adapted to the needs of individual patients and include an exclusive Managed Ventricular Pacing (MVP) mode. MVP enables the device to be programmed to deliver pacing pulses to the heart’s lower right chamber only when necessary, which recent studies indicate may reduce a patient’s risk of developing heart failure and atrial fibrillation.
•	The LIFEPAK® 1000 external defibrillator launched last quarter, received strong market acceptance this quarter as it was introduced into accounts in the U.S. The LIFEPAK 1000 is designed for professional emergency responders and includes novel technology to improve response times in treating Sudden Cardiac Arrest.
Spinal and Navigation Business
Spinal and Navigation reported first quarter revenue of $599 million, representing 14 percent growth over the same period last fiscal year.
Spinal and Navigation quarterly highlights include:
•	The launch of the CD HORIZON® SEXTANT® II system has been a major factor as more surgeons adopt this revolutionary method of minimally invasive pedicle screw implantation.

•	INFUSE® Bone Graft, a recombinant version of a naturally occurring protein capable of stimulating bone growth for both spinal and acute tibial fracture indications, had revenue growth of more than 25 percent over the same period last year.
•	The DIAM™ Spinal Stabilization System received FDA approval for an investigational device exemption for use in a clinical study, allowing the first of three planned clinical trials in the U.S. to begin. The study will compare the DIAM implant to a traditional posterior fusion system and approach. The DIAM System is designed to alleviate pain in degenerative stenosis patients who suffer predominantly from radiating leg discomfort and moderate low back pain.
•	Medtronic artificial discs continue to gain momentum outside the U.S., led by particularly strong performance of the MAVERICK™ Artificial Lumbar Disc family and the PRESTIGE® LP Cervical Disc.
Vascular Business
Vascular reported first quarter revenue of $280 million, representing 37 percent growth over the same period of the last fiscal year. Vascular experienced solid growth across all of its major businesses and geographies.
Vascular quarterly highlights include:
•	The Endeavor® drug-eluting coronary stent is now commercially available in over 100 countries outside the U.S. Medtronic received Endeavor regulatory approval in China and reimbursement approval in France. Endeavor drug-eluting stent market share exceeds 20 percent in markets with full commercial release.
•	Long-term clinical results from ENDEAVOR I and ENDEAVOR II trials were presented at the Paris Course on Revascularization meeting in May. This data demonstrated Endeavor’s significant and sustained efficacy and safety performance over time, with low rates of repeat procedures and no observations of late stent thrombosis. Enrollment was completed in the ENDEAVOR IV Clinical Trial in the U.S., and the launch of Endeavor in the U.S. is still anticipated in calendar year 2007.
•	The Micro-Driver coronary stent, a bare metal system designed specifically to perform in small vessels, received FDA approval and has been positively accepted in the U.S. market.

Neurological Business
Neurological reported first quarter revenue of $276 million, representing 17 percent growth over the same quarter one year ago. Growth was driven by new products and strong performance across all therapies, in particular, neurostimulation for chronic pain, movement disorders and overactive bladder.
Neurological quarterly highlights include:
•	RestorePRIME™, a non-rechargeable neurostimulator for the treatment of chronic pain which affects an estimated 75 million people in the U.S., was launched in several countries, including the U.S. RestorePRIME offers the broadest number of programming options and the largest stimulation coverage area of any non-rechargeable neurostimulator.
•	InterStim® II neurostimulation system for the treatment of overactive bladder and urinary retention was launched worldwide. The InterStim therapy uses sacral nerve stimulation to improve bladder function. InterStim II’s enhancements include greater flexibility to accommodate more patients, a streamlined implant procedure and simplified programming. The improved patient programmer also provides patients more control of their therapy.
•	Prostiva™ RF (radio-frequency) therapy for the treatment of symptomatic benign prostatic hyperplasia (BPH), or enlarged prostate, was launched in the U.S. Prostiva RF therapy delivers low-level radio frequency energy to a precisely targeted area of an enlarged prostate.
Diabetes Business
Diabetes reported first quarter revenue of $196 million, representing 13 percent growth over the same period last fiscal year, supported by worldwide insulin pump growth of more than 20 percent.
Diabetes quarterly highlights include:
•	The Guardian® Real-Time Continuous Glucose Monitoring System received FDA approval and is expected to be available nationwide by the end of the calendar year. This stand-alone glucose monitoring system provides patients with real-time glucose trend graphs and predictive alarms informing them when their glucose levels become too high or too low, enabling better management of diabetes.
•	The three-phase STAR clinical trial program comparing outcomes on continuous glucose monitoring and insulin pump therapy to multiple daily injections continues. The STAR I trial enrollment is complete and results are expected in the fall. Focus groups with STAR II participants are underway and STAR III is scheduled to begin enrollment in the fall.
•	The results of a series of clinical trials demonstrating the benefit of Guardian Real-Time Continuous Glucose Monitoring System compared to traditional blood glucose meters will be published later this year, and are expected to provide further clinical support for reimbursement of continuous glucose monitoring products.

Cardiac Surgery Business
Cardiac Surgery reported first quarter revenue of $168 million, representing 2 percent growth over the same period last year.
Cardiac Surgery quarterly highlights include:
•	The Octopus® Evolution Tissue Stabilizer was launched in the U.S. Used in beating heart surgery to hold cardiac tissue in place while the surgeon repairs the heart, the Octopus helps speed procedure times and provides improved stability and targeting for the surgeon.
•	The EDGE Physician Training Program continues to be expanded to cardiac surgeons in an effort to provide leading-edge training on new vascular and cardiac-related techniques and therapies.
Ear Nose and Throat Business
Ear, Nose and Throat (ENT), which also includes neurologic technology products, reported first quarter revenue of $128 million, representing 7 percent growth over the same period last year.
ENT quarterly highlights include:
•	Powered drills and endoscopic shavers revenue grew 15 percent with sinus and otologic systems growing at twice the estimated market growth rate. Nerve integrity monitors grew over 20 percent in the quarter.
•	Revenue for the Strata™ valve, a programmable device for the treatment of hydrocephalus, grew over 50 percent over the same period last year.
In reviewing the quarter, Collins concluded, “While this past quarter presented some challenging market dynamics, we remain optimistic about the underlying strength of our diversified business base and our future growth prospects.”
Webcast Information
Medtronic will host a webcast today, Aug. 22 at 4:30 pm EDT (3:30 CDT), to provide information about its businesses for the public, analyst and news media. This quarterly webcast can be accessed by clicking on the Investor Relations link on the Medtronic home page at www.medtronic.com., and this earnings release will be archived at www.medtronic.com/newsroom. Within 24 hours, a replay of the webcast and a transcript of the company’s prepared remarks will be available in the “Presentations & Transcripts” section of the Investor Relations homepage.
Medtronic, Inc., headquartered in Minneapolis, is the world’s leading medical technology company, alleviating pain, restoring health and extending life for people with chronic disease. Its Internet address is www.medtronic.com.
-end-

This press release contains forward-looking statements, including statements regarding clinical trials, new products, market growth and market acceptance and other developments, which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of medical products, government regulation, general economic conditions and other risk and uncertainties described in Medtronic’s Annual Report on Form 10-K for the year ended April 28, 2006. Actual results may differ materially from anticipated results. Medtronic does not undertake to update its forward-looking statements.

MEDTRONIC, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(in millions, except per share data)

	Three months ended
	July 28, 2006	July 29, 2005
Net sales	$2,897	$2,690

Costs and expenses:
Cost of products sold	732	654
Research and development expense	299	263
Selling, general, and administrative expense	984	882
Certain litigation charges	40	—
Purchased in-process research and development (IPR&D)	—	364
Other expense, net	66	51
Interest income	(39)	(16)

Total costs and expenses	2,082	2,198

Earnings before income taxes	815	492

Provision for income taxes	216	171

Net earnings	$599	$321

Earnings per share:
Basic	$0.52	$0.26

Diluted	$0.51	$0.26

Weighted average shares outstanding:
Basic	1,153.8	1,210.5
Diluted	1,164.8	1,222.6

MEDTRONIC, INC.
RECONCILIATION OF CONSOLIDATED GAAP NET EARNINGS
TO CONSOLIDATED ADJUSTED NET EARNINGS
(Unaudited)
(in millions, except per share data)

	Three months ended		Three months ended
	July 28, 2006		July 29, 2005
Net earnings, as reported	$599		$321
Certain litigation charges	40	(a)	—
IPR&D charges	—		295	(b)
Pro forma stock-based compensation	—		(32	)(c)

Adjusted net earnings	$639		$584

MEDTRONIC, INC.
RECONCILIATION OF CONSOLIDATED GAAP DILUTED EPS
TO CONSOLIDATED ADJUSTED DILUTED EPS
(Unaudited)

	Three months ended		Three months ended
	July 28, 2006		July 29, 2005
Diluted EPS, as reported	$0.51		$0.26
Certain litigation charges	0.04	(a)	—
IPR&D charges	—		0.24	(b)
Stock-Based awards	—		(0.02	)(c)

Adjusted diluted EPS	$0.55		$0.48

a)	The $40 million ($0.04 per share) after-tax certain litigation charge is related to the settlement agreement reached with the United States (U.S.) Department of Justice which requires the government to seek dismissal of two qui tam civil suits pending against Medtronic. In addition to disclosing certain litigation charges that are determined in accordance with U.S. generally accepted accounting principles (GAAP), Medtronic management believes that in order to properly understand its short-term and long-term financial trends, investors may find it useful to consider the impact of excluding these litigation charges. Management believes that this non-GAAP financial measure provides useful information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and is useful for period over period comparisons of such operations. Medtronic management eliminates these litigation charges when evaluating the operating performance of the Company. Investors should consider this non-GAAP measure in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. In addition, this non-GAAP financial measure may not be the same as similar measures presented by other companies.

(b)	The $295 million ($0.24 per share) after-tax IPR&D charges ($364 million pre-tax) represents the cumulative impact of pre-tax charges of $169 million related to a technology acquired through the purchase of Transneuronix, Inc. that had not yet reached technological feasibility and had no future alternative use, $175 million related to the purchase of spinal technology based devices owned by Gary Michelson and Karlin Technology, Inc. that had not yet reached technological feasibility and had no future alternative use, and $20 million related to a cross-licensing agreement with NeuroPace, Inc. for patent and patent applications on products that had not yet reached technological feasibility and had no future alternative use, collectively the IPR&D charges. In addition to disclosing IPR&D charges that are determined in accordance with GAAP, Medtronic managment believes that in order to properly understand its short-term and long-term financial trends, investors may find it useful to consider the impact of excluding these IPR&D charges. These IPR&D charges resulted from facts and circumstances that vary in frequency and/or impact on continuing operations. Management believes that this non-GAAP financial measure provides useful information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and is useful for period over period comparisons of such operations. Medtronic management eliminates these IPR&D charges when evaluating the operating performance of the Company. Investors should consider this non-GAAP measure in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. In addition, this non-GAAP financial measure may not be the same as similar measures presented by other companies.

(c)	The Company adopted SFAS No. 123(R) effective April 29, 2006 and began to recognize compensation expense associated with all stock-based awards. Prior to fiscal year 2007, the Company accounted for stock-based awards under APB No. 25, and thus the Company only recognized compensation expense related to restricted stock awards and restricted stock units. Under SFAS No. 123(R) compensation expense is recongized on all stock-based awards including stock options, employee stock purchase plans and restricted stock awards/units. The $32 million ($0.02 per share), net of statutory tax, ($44 million pre-statutory tax) represents the incremental expense that would have been recorded had the Company accounted for stock-based awards in accordance with SFAS 123(R) in fiscal year 2006. Total stock-based compensation including stock options, restricted stock awards/units and employee stock purchase plans was $49 million (pre-tax) in the first quarter of fiscal year 2007 and pro-forma total stock-based compensation including stock options, restricted stock awards/units and employee stock purchase plans was $49 million in the first quarter of fiscal year 2006. Below is a listing, by income statement line item, of the pre-tax total stock-based compensation expense recognized in first quarter fiscal 2007 and the pro forma stock-based compensation for first quarter fiscal 2006.

	Three months ended	Three months ended
	July 28, 2006	July 29, 2005
Cost of products sold	$6	$5
Research and development expense	11	12
Selling, general, and administrative expense	32	32

	$49	$49

Management believes that this non-GAAP financial measure provides useful information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and is useful for period over period comparisons of such operations. Medtronic management applies the provisions of SFAS 123(R) to fiscal years 2006 and prior when evaluating the operating performance of the Company. Investors should consider this non-GAAP measure in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. In addition, this non-GAAP financial measure may not be the same as similar measures presented by other companies.

MEDTRONIC, INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(Unaudited)

	Three months ended
	July 28,	July 29,
	2006	2005
	(dollars in millions)
OPERATING ACTIVITIES:
Net earnings	$599	$321
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities:
Depreciation and amortization	140	128
Purchased in-process research and development	—	364
Provision for doubtful accounts	10	6
Deferred income taxes	(50)	167
Stock-based compensation	49	5
Excess tax benefit from exercise of stock-based awards	(7)	—
Change in operating assets and liabilities:
Accounts receivable	(25)	(28)
Inventories	(103)	(115)
Accounts payable and accrued liabilities	25	(722)
Changes in other operating assets and liabilities	(58)	(138)

Net cash provided by (used in) operating activities	580	(12)

INVESTING ACTIVITIES:
Acquisition, net of cash acquired	(6)	(227)
Purchases of intellectual property	(8)	(793)
Additions to property, plant and equipment	(117)	(103)
Purchases of marketable securities	(4,197)	(601)
Sales and maturities of marketable securities	2,315	237
Other investing activities, net	(7)	9

Net cash (used in) investing activities	(2,020)	(1,478)

FINANCING ACTIVITIES:
Increase (decrease) in short-term borrowings, net	(10)	982
Increase (decrease) in long-term debt, net	(2)	—
Dividends to shareholders	(127)	(117)
Issuance of common stock	58	123
Excess tax benefit from exercise of stock-based awards	7	—
Repurchase of common stock	(99)	(229)

Net cash (used in) provided by financing activities	(173)	759

Effect of exchange rate changes on cash and cash equivalents	15	89

Net change in cash and cash equivalents	(1,598)	(642)

Cash and cash equivalents at beginning of period	2,994	2,232

Cash and cash equivalents at end of period	$1,396	$1,590

Supplemental Cash Flow Information
Cash paid for:
Income taxes	$162	$59
Interest	22	15
Supplemental Noncash Investing Activities Deferred payments for purchases of intellectual property	$—	$30

MEDTRONIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	July 28,	April 28,
	2006	2006
	(dollars in millions, except per share data)
ASSETS

Current assets:
Cash and cash equivalents	$1,396	$2,994
Short-term investments	4,549	3,107
Accounts receivable, less allowances of $193 and $184, respectively	2,444	2,429
Inventories	1,280	1,177
Deferred tax assets, net	226	197
Prepaid expenses and other current assets	536	473

Total current assets	10,431	10,377

Property, plant and equipment	3,921	3,794
Accumulated depreciation	(2,017)	(1,913)

Net property, plant and equipment	1,904	1,881

Goodwill	4,361	4,346
Other intangible assets, net	1,559	1,592
Long-term investments	1,394	957
Non-current deferred tax assets, net	25	—
Other assets	507	512

Total assets	$20,181	$19,665

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$2,427	$2,437
Accounts payable	341	319
Accrued compensation	513	723
Accrued income taxes	590	461
Other accrued expenses	568	466

Total current liabilities	4,439	4,406

Long-term debt	5,485	5,486
Deferred tax liabilities, net	—	22
Long-term accrued compensation	199	189
Other long-term liabilities	162	179

Total liabilities	10,285	10,282

Commitments and contingencies	—	—

Shareholders’ equity:
Preferred stock — par value $1.00	—	—
Common stock — par value $0.10	115	116
Retained earnings	9,600	9,112
Accumulated other non-owner changes in equity	181	155

Total shareholders’ equity	9,896	9,383

Total liabilities and shareholders’ equity	$20,181	$19,665

MEDTRONIC, INC.
REVENUE BY OPERATING SEGMENT
(Unaudited)
($ millions)

	FY 06	FY 06	FY 06	FY 06	FY 06	FY 07	FY 07	FY 07	FY 07	FY 07
	QTR 1	QTR 2	QTR 3	QTR 4	TOTAL	QTR 1	QTR 2	QTR 3	QTR 4	TOTAL

REPORTED REVENUE :

CARDIAC RHYTHM DISEASE MANAGEMENT	$1,268	$1,289	$1,263	$1,385	$5,206	$1,250	$—	$—	$—	$1,250
Low Power Pacing	446	459	426	464	1,795	460	—	—	—	460
High Power Defibrillation	718	733	723	758	2,932	673	—	—	—	673
Emergency Response Systems	87	81	99	144	412	101	—	—	—	101
Other	17	16	15	19	67	16	—	—	—	16

SPINAL & NAVIGATION	$524	$539	$563	$619	$2,244	$599	$—	$—	$—	$599
Spinal Instrumentation	376	382	387	420	1,566	412	—	—	—	412
Spinal Biologics	128	134	147	163	570	163	—	—	—	163
Navigation	20	23	29	36	108	24	—	—	—	24

NEUROLOGICAL	$235	$252	$247	$283	$1,016	$276	$—	$—	$—	$276
Neuro Implantables	186	204	202	241	833	226	—	—	—	226
Gastroenterology & Urology	49	48	45	42	183	50	—	—	—	50

VASCULAR	$205	$225	$236	$274	$940	$280	$—	$—	$—	$280
Stents	65	90	96	114	366	120	—	—	—	120
Other Coronary	81	78	83	92	334	92	—	—	—	92
Endovascular/Peripheral	59	57	57	68	240	68	—	—	—	68

DIABETES	$173	$178	$182	$188	$722	$196	$—	$—	$—	$196

CARDIAC SURGERY	$165	$161	$154	$183	$663	$168	$—	$—	$—	$168
Valves	58	56	52	63	229	59	—	—	—	59
Perfusion	79	78	75	89	321	80	—	—	—	80
Cardiac Surgery Technologies	28	27	27	31	113	29	—	—	—	29

Ear, Nose & Throat (ENT)	$120	$121	$125	$135	$501	$128	$—	$—	$—	$128
ENT	65	64	65	72	266	65	—	—	—	65
Neurologic Technologies	55	57	60	63	235	63	—	—	—	63

TOTAL	$2,690	$2,765	$2,770	$3,067	$11,292	$2,897	$—	$—	$—	$2,897

ADJUSTMENTS :

CURRENCY (1)	$26	$(3)	$(72)	$(69)	$(118)	$6				$6

COMPARABLE OPERATIONS (1)	$2,664	$2,768	$2,842	$3,136	$11,410	$2,891	$(0)	$—	$—	$2,891

(1)	- Medtronic management believes that in order to properly understand Medtronic’s short-term and long-term financial trends, investors may wish to consider the impact of foreign currency translation on revenue. In addition, Medtronic management uses results of operations before currency translation to evaluate the operational performance of the Company and as a basis for strategic planning. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP.
Note: The data in this schedule has been intentionally rounded to the nearest million and therefore the quarterly revenues may not sum to the fiscal year to date revenues.